Exhibit 3.1

ANVI GLOBAL HOLDINGS, INC.
NVID: NV201215004830

CERTIFICATE OF AMENDMENT TO THE AMENDED AND RESTATED ARTICLES OF INCORPORATION OF -ANVI GLOBAL HOLDINGS, INC.

Pursuant to NRS 78.385, NRS 78.390, and NRS 78.2055

ANVI Global Holdings, Inc., a corporation organized and existing under the laws of the State of Nevada (the "Corporation"), hereby certifies as follows:

1. Name of Corporation:

The name of the Corporation is ANVI Global Holdings, Inc.

Entity Number: **NV201215004830**.

2. The Amendment and Reverse Stock Split

Article IV, Section 1 of the Amended and Restated Articles of Incorporation is hereby amended to effectuate a one-for-twenty (1-for-20) reverse stock split of the Corporation's issued and outstanding Common Stock (the "Reverse Stock Split").

Effective as of the date and time this Certificate of Amendment becomes effective with the Secretary of State of Nevada (the "Effective Time"), each twenty (20) shares of the Corporation's issued and outstanding Common Stock, par value $0.001 per share, issued and outstanding immediately prior to the Effective Time, shall automatically, and without any further action on the part of the Corporation or the holder thereof, be combined, reclassified, and converted into one (1) validly issued, fully paid, and non-assessable share of Common Stock.

The Reverse Stock Split shall apply uniformly to all issued and outstanding shares of Common Stock.

3. Statutory Disclosures Pursuant to NRS 78.2055:

Pursuant to Section 78.2055 of the Nevada Revised Statutes, the Corporation hereby explicitly discloses the following metrics resulting from the Reverse Stock Split:

- The number of authorized shares of Common Stock shall remain unchanged at 500,000,000 shares.
- The par value of the Common Stock shall remain unchanged at $0.001 per share.
- The number of issued and outstanding shares of Common Stock immediately prior to the Reverse Stock Split is 119,950,000 shares.
- The number of issued and outstanding shares of Common Stock immediately following the Reverse Stock Split will be approximately 5,997,500 shares.

4. Treatment of Fractional Shares:

No fractional shares of Common Stock shall be issued in connection with the Reverse Stock Split. In lieu of any fractional shares, any fractional share interest resulting from the Reverse

Stock Split shall be rounded up to the nearest whole share, such that no stockholder's fractional interest shall be confiscated or diminished.

5. Approval:

The foregoing amendment has been duly approved by the Board of Directors of the Corporation on August 29, 2026, and by the written consent of the majority stockholder of the Corporation on September 4, 2026, holding approximately 60.03% of the outstanding voting power, which approvals were sufficient and in strict accordance with the requirements of NRS 78.320, NRS 78.390, and the Corporation's governing documents.

6. Effective Date and Time

This Certificate of Amendment shall become effective upon its filing with the Secretary of State of Nevada.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be executed by its duly authorized officer as of this 11th day of September, 2026.

ANVI GLOBAL HOLDINGS, INC.

By: ______________________

Name: Rama Mohan R Busa

Title: President/Director/Secretary